UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 1-7555

                                MOBIL CORPORATION
             (Exact name of registrant as specified in its charter)

                                3225 Gallows Road
                          Fairfax, Virginia 22037-0001
                                  703-846-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $1.00 Par Value

            (Title of each class of securities covered by this Form)

                           7 5/8% Debentures Due 2033
                             8% Debentures Due 2032
                              8 3/8% Notes Due 2001
                           8 5/8% Debentures Due 2021
   Guarantee, Mobil Oil Corporation Employee Stock Ownership Plan (ESOP) Trust
                     9.17% Sinking Fund Debentures Due 2000

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date: None

  Pursuant to the requirements of the Securities Exchange Act of 1934 Mobil Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                MOBIL CORPORATION


Date: November 30, 1999                         By: /s/ Steven L. Davis
                                                    ----------------------------
                                                    Name:  Steven L. Davis
                                                    Title: Controller